EXHIBIT 11-1

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                    Computation of Diluted Earnings Per Share
                    (In thousands, except per share amounts)

                                                       Three Months Ended            Nine Months Ended
                                                         September 30,                   September 30,
                                                     1999            1998           1999           1998
                                                   ---------      ---------      ---------      ---------
DLJ Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding                125,835        121,417        125,053        117,880
    Average Restricted Stock Units Outstanding         1,102          2,087          1,220          2,635
    Average Common Shares Issuable Under
     Employee Benefit Plans                           11,248         10,974         12,739         10,871
                                                   ---------      ---------      ---------      ---------

Weighted Average Common Shares Outstanding           138,185        134,478        139,012        131,386
                                                   =========      =========      =========      =========
Earnings:
    Net Income                                     $ 122,200      $  25,700      $ 409,500      $ 302,150
    Less: Preferred Stock Dividend Requirement         5,289          5,289         15,867         16,021
          Earnings Applicable to Common
          Shares-DLJdirect                              (596)          --             (547)          --
                                                   ---------      ---------      ---------      ---------

Earnings Applicable to Common Shares               $ 117,507      $  20,411      $ 394,180      $ 286,129
                                                   =========      =========      =========      =========


Diluted Earnings Per Common Share                  $    0.85      $    0.15      $    2.84      $    2.18
                                                   =========      =========      =========      =========

DLJdirect Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding                 18,400                        18,400
    Average Common Shares Issuable Under
     Employee Benefit Plans                                0                             0
                                                   ---------                     ---------

Weighted Average Common Shares Outstanding            18,400                        18,400
                                                   =========                     =========
Earnings:
    Net Income                                     $    (596)                    $    (547)
                                                   =========                     =========

Earnings Applicable to Common Shares               $    (596)                    $    (547)
                                                   =========                     =========

Diluted Earnings Per Common Share                  $   (0.03)                    $   (0.03)
                                                   =========                     =========



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